Exhibit 99.3
FAQ

From:	Scott Carmilani	Date: 6/13/2011

To:	AW Staff

c.c.

Re:	FAQ on Merger

TRANSATLANTIC RE AND ALLIED WORLD MERGER
EMPLOYEE FREQUENTLY ASKED QUESTIONS AND ANSWERS
What does today’s announcement mean?
Allied World and Transatlantic have entered a merger agreement to create a global specialty insurance and reinsurance company with operations in 39 markets in 18 countries worldwide. The merger creates a competitive force with $8.5 billion in total capital. The combined company will be called TransAllied Group Holdings, AG, and will offer specialty insurance and reinsurance products and services via two distinct brands – Allied World Insurance and Transatlantic Reinsurance. Management expects the merger to close by the end of the year.
The two companies have complementary businesses and you should see little to no change in our underwriting activities. Longer-term, we will benefit from a stronger capital base that will allow us to pursue new business opportunities and broader product offerings. Overall, this is great news for our employees, brokers and customers and it strengthens our position within the global insurance market.
What is the Management structure of the new company?
Although there is much work to do, many of the new holding company management changes have already been determined. Scott Carmilani will be the combined company’s CEO and Bob Orlich, TRH’s current CEO, will be retiring upon completion of the merger. Both Gordon Knight and Frank D’Orazio will continue to manage and lead their respective insurance platforms. TRH’s Mike Sapnar will be President and CEO of Global Reinsurance, TRH’s Steve Skalicky will be Chief Financial Officer, Wes Dupont will be General Counsel, TRH’s Ken Apfel will be Chief Actuary, John Gauthier will be Chief Investment Officer, TRH’s Julian Spence will be Chief Risk Officer, and David Bell will be Chief Operating Officer and will lead our integration efforts. We will provide you with updates as further decisions are made.

How does this merger affect me and my role specifically?
Both companies will operate independently during the months leading up to the close, which is expected to be in the fourth quarter. During this time, it is business “as usual” with no change in our underwriting activities. The overall integration framework for bringing the companies together is being determined, and integration efforts will begin immediately. The primary focus of the integration process will be at the holding company level and with the service functions. Given Transatlantic Re is a “reinsurance only” company, little to no change is expected in the Insurance underwriting divisions.
Will there be layoffs?
One of the great benefits of the transaction is there is little overlap between the two companies’ businesses. As such, we do not expect widespread layoffs as a result of the merger. There will likely be some consolidation of functions, and through the integration, we will work quickly to determine other synergies in the combined company.
Be assured that we are committed to honest and prompt communication about all aspects of the integration. You will be updated regularly about the integration process and any changes will be communicated quickly and transparently.
Will there be any changes to our health, retirement or other benefits?
As part of the integration process we are reviewing all aspects of the benefit structures within both organizations. The result of our initial review suggests that both companies’ basic benefits are similar, and there are many similarities between the plan structures and the service providers. We are committed to choosing the best combination of benefits for our staff, offered by the best service providers at the most competitive rates. We will provide you with updates as soon as decisions are made.
What happens to my unvested equity, if anything?
Your equity will continue to vest uninterrupted. Upon the close of the transaction, your shares will represent shares in the new combined company based on the exchange ratio. You do not have to take any action.
Does the Company expect to close any offices?
We do not expect to leave any markets as a result of the merger, but we will be looking over time to consolidate real estate in markets where both companies have offices depending on several factors including current lease agreements and the real estate market in the respective locations.
How long will the merger take to close?
Closing is estimated for the fourth quarter of 2011, subject to approval by shareholders of the respective companies, receipt of regulatory approvals and notices, and other customary closing conditions.
What is the difference between this transaction and Darwin? This is a completely different transaction compared to Darwin. That said, the process toward a successful integration will be largely the same. Integration teams will work each week to identify people, process and technology issues and opportunities.

Decisions will be made promptly and the messages will be communicated regularly. The Darwin transaction was successful due in large part to our commitment toward a transparent process, inclusion of all stakeholders, and the commitment from staff to make it a success. We are committed to the same successful formula for this transaction.
What should I say if a client/broker asks me about the merger?
We have already sent out an initial letter to key trading partners and clients, and will be communicating regularly with brokers about the deal. In the meantime, you can tell them that this is great news for Allied World and its customers. The merger strengthens our capital base, allows us to pursue new business opportunities and improves our position in the global re/insurance market place. The two companies have very complimentary businesses and they should not see any change in our underwriting activities.
What should I do if someone from the media or investment community contacts me?
Politely tell the reporter/investor that all media inquiries are being handled by Faye Cook, who can be reached at faye.cook@awac.com, and all investor queries are being handled by Keith Lennox, who can be reached at keith.lennox@awac.com. It is important that you do not act as a spokesperson for the Company. Please keep in mind that reporters may attribute to you and to the Company anything you say, so please forward them to Faye or Keith and do not comment further.
What if I have other questions that are not answered here?
We are committed to communicating to you as often as possible regarding the integration and details about the merger. If you have questions that are not already addressed in this FAQ, feel free to send them to integration@awac.com or contact David Bell directly at david.bell@awac.com. As we collect questions, we will develop further FAQs and distribute them accordingly. You can also talk to your manager to address additional questions or contact the HR department for benefit or personnel related inquiries.

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